U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 6, 2002


                               BUYERS UNITED, INC.
                               -------------------
             (Exact name of registrant as specified in its charter)

                                     0-26917
                              (Commission File No.)

                Delaware                               87-0528557
                --------                               ----------
    (State or other jurisdiction of        (IRS Employer Identification No.)
     incorporation or organization)


                 14870 Pony Express Road, Bluffdale, Utah 84065
                    (Address of principal executive offices)


                                 (801) 320-3300
                         (Registrant's telephone number)

                                 Not Applicable
                 (Former address, if changed since last report)

                              Item 5. Other Events

     On December 6, 2002, Buyers United, Inc., entered into an Asset Purchase Agreement with I-Link Incorporated and its subsidiary I-Link Communications, Inc. Under the terms of the Asset Purchase Agreement, I-Link agreed to sell to Buyers United I-Link's enhanced telecommunications network and customer base. In addition, I-Link granted to Buyers United a non-exclusive license to use propriety software and applications for providing telecommunication services to customers. Completion of the purchase is subject to obtaining government and third-party approvals. The purchase price for the assets and license consists of assumed liabilities and the issuance of $3 million of Series B Convertible Preferred Stock of Buyers United.

     On December 20, 2002, Buyers United entered into an Asset Purchase Agreement with Touch America, Inc., a subsidiary of Touch America Holdings, Inc., to purchase approximately 70,000 of the switched voice telecommunication customers of Touch America. The total purchase price is $6,750,000, with an initial cash payment of $3 million dollars plus additional incremental payments to be made over a period of time. Completion of the purchase is subject to obtaining government and third-party approvals.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          BUYERS UNITED, INC.


Date:  December 23, 2002                  By: /s/ Paul Jarman, President


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